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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  -------------------------------
FORM 3                                          WASHINGTON, D.C.  20549                              |       OMB APPROVAL          |
                                                                                                     |-----------------------------|
                                                                                                     | OMB Number:    3235-0104    |
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              | Expires: September 30, 1998 |
                                                                                                     | Estimated average burden    |
                                                                                                     | hours per response......0.5 |
                                                                                                     |-----------------------------|

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
    ADAMS, Jr.   JOHN           C.        |     (Month/Day/Year)   |      KEEBLER FOODS COMPANY
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |          2/10/98       |     to Issuer  (Check all applicable)    |    Date of Original
c/o Autozone                              -------------------------   __X__Director        _____10% Owner     |    (Month/Day/Year)
                                          | 3.  IRS or Social Se-  |  _____Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                title below)       below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
P.O. Box 2198                             |     (Voluntary)        |                                          | 7.  Individual or
123 S. Front Street                       |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Check
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                                          |     More than One
Memphis          TN             38101     |                        |     __________________________________   |     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)        (State)        (Zip)      |
                                          |
                                          |                             Table I -- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
------------------------------------------------------------------------------------------------------------------------------------
                                               |                             |                    |
Common Stock, par value $.01                   |             500             |         D          |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
Common Stock, par value $.01                   |             300             |         I          |            (a)
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
Common Stock, par value $.01                   |             300             |         I          |            (b)
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
Common Stock, par value $.01                   |             300             |         I          |            (c)
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.                                                                                                                 Page 2
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(a)  The reporting person is trustee for the Alexandra Powell Adams Trust of which the beneficiary thereof is an immediate family member of the reporting person.

(b) The reporting person is trustee for the Tucker Kirk Adams Trust of which the beneficiary thereof is an immediate family member of the reporting person.

(c) The reporting person is trustee for the Palmer Scott Adams Trust of which the beneficiary is an immediate family member of the reporting person.


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FORM 3 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED  (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                 CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Derivative         |     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
   Security (Instr. 4)|     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount or  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal              /s/ JOHN ADAMS                          2/20/98
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                 --------------------------------      -------------
                                                                                 ** Signature of Reporting Person            Date
Note:  File three copies of this Form, one of which must be manually signed.     JOHN ADAMS
       If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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